Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-161859 on Form S-3 and in Registration Statements No. 333-148989 and 333-163634 on Form S-8 of our reports dated February 15, 2012, relating to the financial statements of Nanosphere, Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Nanosphere, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 15, 2012